Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS		INVESTOR RELATIONS

Sherrie Gutierrez		Laura Guerrant
Aviza Technology, Inc.		Guerrant Associates
Corporate Marketing Manager		Principal
Phone:	+1 (831) 439-6382	Phone:	+1 (808) 882-1467
Fax:	+1 (831) 439-6223	Fax:	+1 (808) 882-1267
sherrie.gutierrez@avizatechnology.com		lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY ANNOUNCES PRIVATE OFFERING OF COMMON STOCK

SCOTTS VALLEY, Calif., April 25, 2006—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor equipment and process technologies for the global semiconductor, compound semiconductor, nanotechnology and other related markets, today announced that it has sold an aggregate of 3,282,275 shares of its common stock to Caisse de dépôt et placement du Québec (“CDPQ”) for an aggregate purchase price of $15 million in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

In connection with and at the closing of the offering, Jerry Cutini, Aviza’s President and Chief Executive Officer, elected to convert all 10,000 shares of Series B Preferred Stock of Aviza, Inc., a subsidiary of Aviza, held by him into an aggregate of 238,482 shares of Aviza’s common stock, and affiliates of VantagePoint Venture Partners elected to convert all 10,000 shares of Series B Preferred Stock of Aviza, Inc. and all 90,000 shares of Series B-1 Preferred Stock of Aviza, Inc. held by them into an aggregate of 2,298,492 shares of Aviza’s common stock. Pursuant to the terms of Aviza, Inc.’s certificate of incorporation, each share of Series B Preferred Stock and Series B-1 Preferred Stock of Aviza, Inc. was converted into a number of shares of Aviza’s common stock determined by dividing (a) the redemption price of such share of Series B Preferred Stock or Series B-1 Preferred Stock of Aviza, Inc. on the closing date of the offering by (b) $4.57, which is the per-share purchase price that CDPQ paid in the offering. Following these conversions, Aviza, Inc. is now a wholly owned subsidiary of Aviza.

None of the shares of Aviza’s common stock issued to CDPQ, Mr. Cutini or the affiliates of VantagePoint Venture Partners have been registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

About Aviza Technology, Inc.

Aviza Technology, Inc. is a supplier of advanced semiconductor equipment and process technologies for the global semiconductor, compound semiconductor, nanotechnology and other related markets. Aviza offers both front-end-of-line (FEOL) and back-end-of-line (BEOL) process applications including products for atomic layer deposition (ALD), diffusion and low pressure chemical vapor deposition (LPCVD) furnaces, atmospheric pressure CVD (APCVD), CVD, etch and physical vapor deposition (PVD). The company is publicly traded on the NASDAQ National Market (NASDAQ: AVZA). Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the UK, Germany, France, Italy, Taiwan, China, Japan, Korea, Singapore and Malaysia. Additional information about the company can be found at http://www.avizatechnology.com.

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